As filed with the Securities and Exchange Commission on August 9, 2010

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

CASCADE MICROTECH, INC.

(Exact name of registrant as specified in charter)

Oregon	93-0856709
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

2430 N.W. 206th Avenue

Beaverton, Oregon 97006

(503) 601-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2010 Stock Incentive Plan

(Full title of the Plan)

Michael D. Burger

President and Chief Executive Officer

Cascade Microtech, Inc.

2430 N.W. 206th Avenue

Beaverton, Oregon 97006

(503) 601-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Gregory E. Struxness

Ater Wynne LLP

1331 NW Lovejoy, Suite 900

Portland, Oregon 97209

(503) 226-1191

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.01 par value per share	1,269,000	$4.58	5,812,020	$415

(1)	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2010 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)	Offering prices are estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) based on the average high and low sales prices of the Registrant’s Common Stock as reported on the Nasdaq National Market System on August 5, 2010.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Cascade Microtech, Inc., (the “Company”) with the Securities and Exchange Commission (the “SEC”) are incorporated by reference in this Registration Statement:

(1) The Company’s Annual Report on Form 10-K for the year ended December 31, 2009 as filed with the SEC on March 2, 2010.

(2) The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 as filed with the SEC on May 13, 2010, and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 as filed with the SEC on August 4, 2010.

(3) The Company’s Current Reports on Form 8-K filed with the SEC on January 28, 2010, February 11, 2010, April 2, 2010, April 9, 2010, May 20, 2010, June 11, 2010 and June 21, 2010.

(4) The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A as filed with the SEC on December 13, 2004 pursuant to Section 12(g) of the Exchange Act.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

As an Oregon corporation, the Company is subject to the Oregon Business Corporation Act (“OBCA”) and the exculpation from liability and indemnification provisions contained therein. Pursuant to Section 60.047(2)(d) of the OBCA, Article IV of the Company’s Second Restated Articles of Incorporation (the “Restated Articles”) eliminates the liability of our directors to us or our shareholders, except for any liability related to breach of the duty of loyalty, actions not in good faith and certain other liabilities.

Section 60.387 et seq. of the OBCA allows corporations to indemnify their directors and officers against liability where the director or officer has acted in good faith and with a reasonable belief that actions taken were in the best interests of the corporation or at least not adverse to the corporation’s best interests and, if in a criminal proceeding, the individual had no reasonable cause to believe the conduct in question was unlawful. Under the OBCA, corporations may not indemnify against liability in connection with a claim by or in the right of the corporation but may indemnify against the reasonable expenses associated with such claims. Corporations may not indemnify against breaches of the duty of loyalty. The OBCA provides for mandatory indemnification of directors against all reasonable expenses incurred in the successful defense of any claim made or threatened whether or not such claim was by or in the right of the corporation. Finally, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances whether or not the director or officer met the good faith and reasonable belief standards of conduct set out in the statute. Article IV of the Restated Articles requires us to indemnify our directors and officers to the fullest extent not prohibited by law.

The OBCA also provides that the statutory indemnification provisions are not deemed exclusive of any other rights to which directors or officers may be entitled under a corporation’s articles of incorporation or bylaws, any agreement, general or specific action of the board of directors, vote of shareholders or otherwise.

We also have entered into indemnity agreements with each of our executive officers and each member of our board of directors. These indemnity agreements provide for indemnification of the indemnitee to the fullest extent allowed by law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description
5.1	Opinion of Ater Wynne LLP
23.1	Consent of Ater Wynne LLP (included in legal opinion filed as Exhibit 5.1)
23.2	Consent of KPMG LLP Independent Registered Public Accounting Firm
24.1	Power of Attorney (included in signature page of the Registration Statement)
99.1	Cascade Microtech, Inc. 2010 Stock Incentive Plan (incorporated by reference to Appendix A to the Company’s definitive Proxy Statement filed on April 6, 2010)

Item 9.	Undertakings.

A. The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to applicable law, the Company’s Certificate of Incorporation, as it may be amended from time to time, the Company’s Bylaws or the Company’s indemnification agreements, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto authorized, in the City of Beaverton, State of Oregon, on August 9, 2010.

CASCADE MICROTECH, INC.
/s/ Michael D. Burger
Michael D. Burger
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael D. Burger and Jeff A. Killian, and each of them singly, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the registration statement filed herewith and any or all amendments to said registration statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Witness our hands on the date set forth below.

[Signatures on following page]

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated as of August 9, 2010.

/s/ Michael D. Burger Michael D. Burger	President and Chief Executive Officer

/s/ Jeff A. Killian Jeff A. Killian	Vice President, Finance and Chief Financial Officer

/s/ F. Paul Carlson F. Paul Carlson	Chairman of the Board

/s/ Keith L. Barnes Keith L. Barnes	Director

/s/ Raymond A. Link Raymond A. Link	Director

/s/ George P. O’Leary George P. O’Leary	Director

/s/ William R. Spivey William R. Spivey	Director

/s/ Eric W. Strid Eric W. Strid	Director

INDEX TO EXHIBITS

Exhibit Number	Exhibit

5.1	Opinion of Ater Wynne LLP

23.1	Consent of Ater Wynne LLP (included in legal opinion filed as Exhibit 5.1)

23.2	Consent of KPMG LLP

24.1	Powers of Attorney (included in signature page of the Registration Statement)

99.1	Cascade Microtech, Inc. 2010 Stock Incentive Plan (incorporated by reference to Appendix A to the Company’s definitive Proxy Statement filed on April 6, 2010)